Astoria Financial Corporation Reports First Quarter Earnings Per Share of $0.11

LAKE SUCCESS, N.Y., April 18, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $10.0 million, or $0.11 diluted earnings per share ("diluted EPS") for the quarter ended March 31, 2012 compared to net income of $27.4 million, or $0.29 diluted EPS, for the quarter ended March 31, 2011. The quarter ended March 31, 2012 includes net charges totaling $3.4 million ($2.2 million, or $0.02 per share, after-tax), representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter.

Commenting on the first quarter results, Monte N. Redman, President and Chief Executive Officer of Astoria, stated, "I am pleased to report robust multi-family/commercial real estate ("MF/CRE") lending in the first quarter which fueled growth in the loan portfolio, the first such growth in several years. The strength of the MF/CRE loan production, as reflected in the significant increase in the loan pipeline since year-end, has exceeded our expectations and reinforces our confidence that MF/CRE lending will be an important contributor to growth in interest earning assets during the year, driving earnings growth and improved overall profitability."

First Quarter Financial Highlights

  Low cost savings, money market and checking account deposits increased $176.1 million, or 12% annualized, from December 31, 2011 to $5.9 billion, or 53% of total deposits.
  Early stage loan delinquencies (30-89 days) declined $52.2 million, or 24%, from December 31, 2011 to $163.3 million.
  Total loan delinquencies (30 days or more past due) and real estate owned, net, declined $37.6 million, or 6%, from December 31, 2011 to $558.8 million.
  MF/CRE loan originations totaled $344.3 million, up 70% from the 2011 fourth quarter.
  MF/CRE loan pipeline increased 101% from December 31, 2011 to $798.6 million.

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its April 18, 2012 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on June 1, 2012 to shareholders of record as of May 15, 2012. This is the sixty-eighth consecutive quarterly cash dividend declared by the Company.

Commenting on the dividend action, Mr. Redman stated, "The Board's decision to reduce the dividend is based on, among other things, the current payout ratio in relation to current earnings and the desire to bring the payout ratio and dividend yield more in line with norms in the financial industry. In addition, the Board believes this action will provide management with added flexibility to redeploy capital to support future loan and balance sheet growth in light of the opportunities available in multi-family lending, which has demonstrated better than expected strength."

First Quarter Earnings Summary
Net interest income for the quarter ended March 31, 2012 totaled $88.2 million compared to $87.5 million for the previous quarter and $101.5 million for the 2011 first quarter. The net interest margin for the quarter ended March 31, 2012 was 2.20%, unchanged from the previous quarter and 20 basis points lower than the 2011 first quarter. The year over year declines were due primarily to a more rapid decline in the yield on average interest earning assets than the cost of interest bearing liabilities during 2011.

For the quarter ended March 31, 2012, a $10.0 million provision for loan losses was recorded, the same amount as in the previous quarter and up from the $7.0 million provision recorded for the 2011 first quarter. The ratio of the allowance for loan losses to total loans, or the coverage ratio, at 1.12% at March 31, 2012, remains strong.

Non-interest income for the quarter ended March 31, 2012 totaled $19.6 million compared to $17.3 million for the previous quarter and $18.0 million for the 2011 first quarter. The linked quarter and year over year increases are primarily due to a gain on sales of securities for the 2012 first quarter. In addition, other non-interest income increased and customer service fees and mortgage banking income, net, declined for the 2012 first quarter compared to the 2011 first quarter.

General and administrative ("G&A") expense for the quarter ended March 31, 2012 totaled $82.2 million compared to $77.2 million for the previous quarter and $69.6 million for the 2011 first quarter. The linked quarter increase of $5.0 million is due primarily to increased compensation and benefits expense, resulting from net charges of $3.4 million representing severance related expenses and an increase of $1.7 million in pension and other post-retirement benefits expense. The year over year increase of $12.6 million is due to a $5.7 million increase in FDIC expense and a $5.6 million increase in compensation and benefits expense, primarily due to the severance and pension and other post-retirement benefits expense noted above.

Expense Control Initiatives
Commenting on G&A expenses, Mr. Redman noted, "During the first quarter, we completed the cost control initiatives announced earlier this year which were necessary to significantly slow the growth of G&A expenses in 2012 and beyond. In addition to the salary freeze for executive and senior officers and the elimination of stock-based compensation awards for 2012 announced in January, the Company completed a review of staffing levels in February which resulted in the elimination of 142 positions. In addition, effective April 30, 2012, we will implement a freeze in all defined benefit pension programs. As a result of these actions, we expect the second quarter G&A expense will return to a more normal run rate of approximately $75.0 million per quarter with the exception of a one-time additional expense of approximately $2.0 million, expected to be recorded in the second half of 2012, related to the settlement of employment agreements associated with previously announced executive retirements."

Balance Sheet Summary
Total assets increased slightly from December 31, 2011 and totaled $17.1 billion at March 31, 2012. The loan portfolio increased $106.0 million from December 31, 2011 and totaled $13.4 billion at March 31, 2012. Commenting on the loan and balance sheet growth, Mr. Redman stated, "As anticipated, the balance sheet expanded in the first quarter and the loan portfolio grew for the first time in several years, fueled by growth in the MF/CRE portfolios. With the MF/CRE lending now operating at full throttle, as evidenced by the $1.1 billion of MF/CRE loan applications taken in the last six months, the closing of more than $540 million of loans during the same period and the strong MF/CRE loan pipeline which totaled almost $800 million at March 31, 2012, we expect continued growth in the MF/CRE portfolios which should lead to consistent balance sheet growth going forward."

The one-to-four family (residential) loan portfolio decreased $16.2 million from December 31, 2011 to $10.5 billion at March 31, 2012. For the quarter ended March 31, 2012, residential loan originations for portfolio totaled $880.4 million compared to $707.4 million for the comparable 2011 period. The loan-to-value ratio of the residential loan production for portfolio for the 2012 first quarter averaged approximately 59% at origination and the loan amount averaged approximately $747,000. Residential loan prepayments for the quarter ended March 31, 2012 totaled $766.7 million, a 23% decline from the previous quarter and down from $786.2 million for the comparable 2011 period. "Although residential loan prepayments decreased from the previous quarter, they remain at elevated levels. Importantly, they have not accelerated despite the low mortgage rate environment, which has helped stem the decline in the residential loan portfolio," Mr. Redman noted. At March 31, 2012, the residential loan pipeline totaled $1.1 billion.

The combined MF/CRE portfolio increased $129.6 million, or 22% on an annualized basis, from December 31, 2011 to $2.5 billion at March 31, 2012. For the quarter ended March 31, 2012, MF/CRE loan originations totaled $344.3 million with loan-to-value ratios averaging approximately 52% at origination. There were no multi-family/CRE loans originated in the 2011 first quarter. MF/CRE loan prepayments for the quarter ended March 31, 2012 totaled $192.3 million compared to $193.1 million for the comparable 2011 period. At March 31, 2012, the MF/CRE pipeline totaled $798.6 million.

The securities portfolio remained essentially unchanged from December 31, 2011 and totaled $2.5 billion at March 31, 2012. The Company expects to maintain the securities portfolio at current levels throughout 2012.

Deposits decreased $133.0 million from December 31, 2011 to $11.1 billion at March 31, 2012. The decrease was entirely the result of a $309.1 million decrease in certificate of deposits, as the Bank reflected an increase of $176.1 million in low-cost savings, money market and checking accounts, which totaled $5.9 billion, or 53% of total deposits at March 31, 2012.

Stockholders' equity increased $19.1 million to $1.3 billion, or 7.42% of total assets, at March 31, 2012. Astoria Federal continues to be designated as well-capitalized with leverage, tangible, risk-based and Tier 1 risk-based capital ratios of 8.75%, 8.75%, 16.19% and 14.92%, respectively, at March 31, 2012.

Asset Quality
Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $43.5 million, totaled $355.6 million, or 2.08% of total assets, at March 31, 2012, an increase of $22.7 million from the previous quarter, due primarily to an increase in TDRs. Residential NPLs totaled $312.2 million, MF/CRE NPLs totaled $36.9 million and consumer and other NPLs totaled $6.4 million at March 31, 2012 compared to $317.9 million, $8.9 million and $6.1 million, respectively, at December 31, 2011. Of the $312.2 million of residential NPLs, $258.4 million, or 83%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates loan migration trends from 30 days delinquent to 90 days and over delinquent:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPLs) (1)	Total 30+ Days Past Due
At March 31, 2011	$155.0	$ 62.2	$217.2	$ (2.9)	$373.8	$591.0
At June 30, 2011	$162.8	$ 44.4	$207.2	$ (10.0)	$376.3	$583.5
At Sept. 30, 2011	$143.8	$ 44.7	$188.5	$ (18.7)	$380.0	$568.5
At Dec. 31, 2011	$166.7	$ 48.8	$215.5	$ 27.0	$332.9	$548.4
At March 31, 2012	$121.8	$ 41.5	$163.3	$ (52.2)	$355.6	$518.9

(1) Includes TDRs

The table below details, as of March 31, 2012, the ten largest concentrations by state of residential loans and the respective non-performing loan totals in those states. More comprehensive state details are included in the "One-to-Four Family Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Total Residential Loans	% of Total Residential Portfolio	Total Residential NPLs	NPLs as % of State Total
New York	$3,001.5	28.5%	$44.6	1.49%
Illinois	$1,209.7	11.4%	$46.4	3.84%
Connecticut	$1,123.6	10.7%	$29.9	2.66%
Massachusetts	$ 821.9	7.8%	$11.0	1.34%
New Jersey	$ 753.6	7.1%	$57.4	7.62%
California	$ 663.8	6.3%	$29.2	4.40%
Virginia	$ 634.9	6.0%	$11.8	1.86%
Maryland	$ 611.0	5.8%	$39.3	6.43%
Washington	$ 300.8	2.9%	$ 3.5	1.16%
Texas	$ 262.7	2.5%	$ 0.0	0.0%
Top 10 States	$ 9,383.5	89.0%	$273.1	2.91%
All other states (1,2)	$ 1,161.9	11.0%	$ 39.1	3.37%
Total Residential Portfolio	$10,545.4	100%	$312.2	2.96%

(1) Includes 25 states and Washington, D.C. (2) Includes Florida with $191.3 million total loans, of which $22.0 million are non-performing loans.

Net loan charge-offs for the quarter ended March 31, 2012 totaled $17.3 million (including $16.1 million of residential loans and $693,000 of MF/CRE loans) compared to $31.2 million (including $12.2 million of residential loans and $18.4 million of MF/CRE loans) for the previous quarter. Included in the $16.1 million of residential net loan charge-offs are $10.9 million of charge-offs on $46.6 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2012 first quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less selling costs. "While we expect NPL levels will remain elevated for some time, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 83% of the residential NPLs to their adjusted fair value less selling costs," Mr. Redman noted.

Selected Asset Quality Metrics (at or for the three months ended March 31, 2012)
($ in millions)	Residential	Multi- family	CRE	Consumer & Other	Total
Loan portfolio balance	$10,545.4	$ 1,860.8	$ 622.4	$ 276.0 (1)	$13,380.6 (2)
Non-performing loans	$ 312.2 (3)	$ 35.5 (4)	$ 1.4	$ 6.4	$ 355.6 (5)
NPLs/total loans	2.33%	0.27%	0.01%	0.05%	2.66%
Net charge-offs 1Q12	$ 16.1	$ 0.4	$ 0.3	$ 0.5	$ 17.3

(1) Includes home equity loans of $252.9 million.
(2) Includes $76.1 million of net unamortized premiums and deferred loan costs.
(3) Includes $258.4 million, or 83%, of NPLs reviewed and charged-off, as needed, at 180 days delinquent and annually thereafter.
(4) Includes $25.7 million of TDRs.
(5) Does not cross foot due to rounding.

Future Outlook

Commenting on the future outlook, Mr. Redman stated, "Our goal for 2012 is to demonstrate consistent loan and balance sheet growth and improved operating efficiency, as well as to reposition the asset/liability mix, concentrating more on higher yielding multifamily loans than on lower yielding residential loans, and reducing higher cost CDs and increasing lower cost savings, money market and checking deposits. With the MF/CRE lending operation now operating at full throttle, we anticipate that interest earning assets will continue to accelerate throughout the year which will help fuel earnings growth. Our outlook for the net interest margin remains consistent with our outlook at the end of 2011, which is that we anticipate the 2012 full year margin will be similar to the 2011 fourth and 2012 first quarters net interest margin of 2.20%. As I previously stated, 2012 continues to be the transitional year for us with continued quarterly earnings and balance sheet growth."

Earnings Conference Call April 19, 2012 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, April 19, 2012 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on April 19, 2012 from 1:00 p.m. (ET) through midnight April 28, 2012 (ET). The toll-free replay number is (877) 660-6853, account # 399, ID# 390956. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $17.1 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.1 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures may adversely affect our business; transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	March 31,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$121,653	$132,704
Securities available-for-sale	308,632	344,187
Securities held-to-maturity
(fair value of $2,255,457 and $2,176,925, respectively)	2,205,870	2,130,804
Federal Home Loan Bank of New York stock, at cost	146,598	131,667
Loans held-for-sale, net	22,918	32,394
Loans receivable:
Mortgage loans, net	13,103,252	12,990,600
Consumer and other loans, net	277,395	284,004
	13,380,647	13,274,604
Allowance for loan losses	(149,899)	(157,185)
Total loans receivable, net	13,230,748	13,117,419
Mortgage servicing rights, net	8,057	8,136
Accrued interest receivable	45,723	46,528
Premises and equipment, net	118,388	119,946
Goodwill	185,151	185,151
Bank owned life insurance	411,138	409,637
Real estate owned, net	39,931	48,059
Other assets	266,871	315,423

TOTAL ASSETS	$17,111,678	$17,022,055

LIABILITIES
Deposits	$11,112,648	$11,245,614
Reverse repurchase agreements	1,600,000	1,700,000
Federal Home Loan Bank of New York advances	2,355,000	2,043,000
Other borrowings, net	378,666	378,573
Mortgage escrow funds	142,154	110,841
Accrued expenses and other liabilities	252,869	292,829

TOTAL LIABILITIES	15,841,337	15,770,857

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 98,442,461 and 98,537,715 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	876,479	875,395
Retained earnings	1,860,023	1,861,592
Treasury stock (68,052,427 and 67,957,173 shares, at cost, respectively)	(1,406,279)	(1,404,311)
Accumulated other comprehensive loss	(55,079)	(75,661)
Unallocated common stock held by ESOP
(1,765,686 and 2,042,367 shares, respectively)	(6,468)	(7,482)

TOTAL STOCKHOLDERS' EQUITY	1,270,341	1,251,198

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,111,678	$17,022,055

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2012	2011
Interest income:
One-to-four family mortgage loans	$99,292	$114,676
Multi-family and commercial real estate mortgage loans	36,470	44,492
Consumer and other loans	2,341	2,507
Mortgage-backed and other securities	18,021	22,423
Repurchase agreements and interest-earning cash accounts	53	93
Federal Home Loan Bank of New York stock	1,602	2,317
Total interest income	157,779	186,508
Interest expense:
Deposits	29,427	37,032
Borrowings	40,156	47,947
Total interest expense	69,583	84,979

Net interest income	88,196	101,529
Provision for loan losses	10,000	7,000
Net interest income after provision for loan losses	78,196	94,529
Non-interest income:
Customer service fees	10,482	11,722
Other loan fees	887	932
Gain on sales of securities	2,477	-
Mortgage banking income, net	1,355	2,433
Income from bank owned life insurance	2,423	2,235
Other	1,943	721
Total non-interest income	19,567	18,043
Non-interest expense:
General and administrative:
Compensation and benefits	42,160	36,533
Occupancy, equipment and systems	16,724	16,566
Federal deposit insurance premiums	11,203	5,514
Advertising	1,834	1,684
Other	10,280	9,322
Total non-interest expense	82,201	69,619

Income before income tax expense	15,562	42,953
Income tax expense	5,566	15,569

Net income	$9,996	$27,384

Basic earnings per common share	$0.11	$0.29

Diluted earnings per common share	$0.11	$0.29

Basic weighted average common shares	95,018,867	92,734,401
Diluted weighted average common and common
equivalent shares	95,018,867	92,734,401

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,646,065	$99,292	3.73%	$10,825,492	$114,676	4.24%
Multi-family and commercial real estate	2,400,624	36,470	6.08	2,884,963	44,492	6.17
Consumer and other loans (1)	281,317	2,341	3.33	307,988	2,507	3.26
Total loans	13,328,006	138,103	4.14	14,018,443	161,675	4.61
Mortgage-backed and other securities (2)	2,444,341	18,021	2.95	2,533,953	22,423	3.54
Repurchase agreements and
interest-earning cash accounts	88,254	53	0.24	194,996	93	0.19
Federal Home Loan Bank stock	138,819	1,602	4.62	147,589	2,317	6.28
Total interest-earning assets	15,999,420	157,779	3.94	16,894,981	186,508	4.42
Goodwill	185,151			185,151
Other non-interest-earning assets	932,078			932,212
Total assets	$17,116,649			$18,012,344

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,786,380	1,762	0.25	$2,704,261	2,687	0.40
Money market	1,130,700	1,853	0.66	382,756	429	0.45
NOW and demand deposit	1,843,246	290	0.06	1,750,841	281	0.06
Total savings, money market and
NOW and demand deposit	5,760,326	3,905	0.27	4,837,858	3,397	0.28
Certificates of deposit	5,353,472	25,522	1.91	6,646,739	33,635	2.02
Total deposits	11,113,798	29,427	1.06	11,484,597	37,032	1.29
Borrowings	4,238,790	40,156	3.79	4,826,055	47,947	3.97
Total interest-bearing liabilities	15,352,588	69,583	1.81	16,310,652	84,979	2.08
Non-interest-bearing liabilities	512,158			451,839
Total liabilities	15,864,746			16,762,491
Stockholders' equity	1,251,903			1,249,853
Total liabilities and stockholders' equity	$17,116,649			$18,012,344

Net interest income/
net interest rate spread (3)		$88,196	2.13%		$101,529	2.34%
Net interest-earning assets/
net interest margin (4)	$646,832		2.20%	$584,329		2.40%
Ratio of interest-earning assets to
interest-bearing liabilities	1.04x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

		At or For the
		Three Months Ended
		March 31,
		2012	2011

Selected Returns and Financial Ratios (annualized)
	Return on average stockholders' equity	3.19%	8.76%
	Return on average tangible stockholders' equity (1)	3.75	10.29
	Return on average assets	0.23	0.61
	General and administrative expense to average assets	1.92	1.55
	Efficiency ratio (2)	76.28	58.22
	Net interest rate spread	2.13	2.34
	Net interest margin	2.20	2.40

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
	Non-GAAP return on average stockholders' equity	3.90%	8.76%
	Non-GAAP return on average tangible stockholders' equity (1)	4.58	10.29
	Non-GAAP return on average assets	0.29	0.61
	Non-GAAP general and administrative expense to average assets	1.84	1.55
	Non-GAAP efficiency ratio (2)	73.10	58.22

Asset Quality Data (dollars in thousands)
	Non-performing assets (4)	$395,499	$435,173
	Non-performing loans (4)	355,568	373,754
	Loans 60-89 days delinquent	41,546	62,162
	Loans 30-59 days delinquent	121,786	155,075
	Net charge-offs	17,286	19,013

	Non-performing loans/total loans	2.66%	2.71%
	Non-performing loans/total assets	2.08	2.11
	Non-performing assets/total assets	2.31	2.46
	Allowance for loan losses/non-performing loans	42.16	50.70
	Allowance for loan losses/total loans	1.12	1.37
	Net charge-offs to average loans outstanding (annualized)	0.52	0.54

Capital Ratios (Astoria Federal)
	Tangible	8.75%	8.17%
	Leverage	8.75	8.17
	Risk-based	16.19	15.18
	Tier 1 risk-based	14.92	13.89

Other Data
	Cash dividends paid per common share	$0.13	$0.13
	Book value per share (5)	13.14	13.28
	Tangible book value per share (6)	11.22	11.33
	Tangible common stockholders' equity/tangible assets (1) (7)	6.41%	6.16%
	Mortgage loans serviced for others (in thousands)	$1,444,263	$1,471,352
	Full time equivalent employees	1,535	1,564

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three months ended March 31, 2012.
(4)

Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2012		At December 31, 2011		At March 31, 2011
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,233,159	4.03%	$10,243,672	4.16%	$10,314,095	4.61%
Multi-family and commercial real estate	2,446,240	5.56	2,344,655	5.88	2,720,027	6.05
Mortgage-backed and other securities (3)	2,514,502	3.48	2,474,991	3.57	2,607,821	3.75

Interest-bearing liabilities:
Savings	2,811,218	0.25	2,750,715	0.25	2,766,057	0.40
Money market	1,166,443	0.69	1,114,404	0.71	386,670	0.46
NOW and demand deposit	1,925,073	0.06	1,861,488	0.06	1,784,318	0.06
Total savings, money market and
NOW and demand deposit	5,902,734	0.27	5,726,607	0.28	4,937,045	0.28
Certificates of deposit	5,209,914	1.91	5,519,007	1.93	6,538,294	2.05
Total deposits	11,112,648	1.04	11,245,614	1.09	11,475,339	1.29
Borrowings, net	4,333,666	3.61	4,121,573	3.98	4,577,296	4.12

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following table (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	March 31, 2012
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$88,196	$ -	$88,196
Provision for loan losses	10,000	-	10,000

Net interest income after provision for loan losses	78,196	-	78,196
Non-interest income	19,567	-	19,567
Non-interest expense (general and administrative expense)	82,201	(3,425)	78,776

Income before income tax expense	15,562	3,425	18,987
Income tax expense	5,566	1,208	6,774

Net income	$9,996	$2,217	$12,213

Basic earnings per common share	$0.11	$0.02	$0.13

Diluted earnings per common share	$0.11	$0.02	$0.13

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1) Adjustments relate primarily to compensation and benefits expense associated with cost control initiatives implemented in the 2012 first quarter.
ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At March 31, 2012
			Non-performing loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,745.4	$22.9	0.83%
Alt A < 70% LTV	$201.1	$11.2	5.57%
Alt A 70%-80% LTV	$55.0	$10.5	19.09%
State Total	$3,001.5	$44.6	1.49%

Illinois
Full Income	$1,005.9	$18.8	1.87%
Alt A < 70% LTV	$105.8	$11.1	10.49%
Alt A 70%-80% LTV	$98.0	$16.5	16.84%
State Total	$1,209.7	$46.4	3.84%

Connecticut
Full Income	$980.7	$12.9	1.32%
Alt A < 70% LTV	$100.0	$10.6	10.60%
Alt A 70%-80% LTV	$42.9	$6.4	14.92%
State Total	$1,123.6	$29.9	2.66%

Massachusetts
Full Income	$737.2	$5.9	0.80%
Alt A < 70% LTV	$61.4	$3.9	6.35%
Alt A 70%-80% LTV	$23.3	$1.2	5.15%
State Total	$821.9	$11.0	1.34%

New Jersey
Full Income	$599.2	$27.6	4.61%
Alt A < 70% LTV	$79.0	$9.7	12.28%
Alt A 70%-80% LTV	$75.4	$20.1	26.66%
State Total	$753.6	$57.4	7.62%

California
Full Income	$419.9	$11.6	2.76%
Alt A < 70% LTV	$128.8	$7.2	5.59%
Alt A 70%-80% LTV	$115.1	$10.4	9.04%
State Total	$663.8	$29.2	4.40%

Virginia
Full Income	$496.3	$5.9	1.19%
Alt A < 70% LTV	$62.8	$1.9	3.03%
Alt A 70%-80% LTV	$75.8	$4.0	5.28%
State Total	$634.9	$11.8	1.86%

Maryland
Full Income	$477.2	$17.5	3.67%
Alt A < 70% LTV	$65.3	$7.1	10.87%
Alt A 70%-80% LTV	$68.5	$14.7	21.46%
State Total	$611.0	$39.3	6.43%

Washington
Full Income	$295.7	$3.1	1.05%
Alt A < 70% LTV	$3.4	$0.0	0.00%
Alt A 70%-80% LTV	$1.7	$0.4	23.53%
State Total	$300.8	$3.5	1.16%

Texas
Full Income	$262.6	$0.0	0.00%
Alt A < 70% LTV	$0.1	$0.0	0.00%
Alt A 70%-80% LTV	$0.0	$0.0	0.00%
State Total	$262.7	$0.0	0.00%

Other States*
Full Income	$1,000.3	$21.9	2.19%
Alt A < 70% LTV	$98.9	$10.3	10.41%
Alt A 70%-80% LTV	$62.7	$6.9	11.00%
Other States Total	$1,161.9	$39.1	3.37%

Total all states
Full Income	$9,020.4	$148.1	1.64%
Alt A < 70% LTV	$906.6	$73.0	8.05%
Alt A 70%-80% LTV	$618.4	$91.1	14.73%
Grand total	$10,545.4	$312.2	2.96%

* Includes Florida with $191.3 million total loans, of which $22.0 million are non-performing loans.
Note: LTVs are based on current principal balances and original appraised values.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com